EXHIBIT 10.4
Summary of Trustee Compensation Arrangement
effective as of January 1, 2006
between Samuel Zell and Equity Office
On May 24, 2006, the Board of Trustees determined that Samuel Zell, Chairman of the Board of Trustees, should receive the same compensation for his services as Chairman of the Board in 2006 that he had been receiving for such services performed in 2003 through 2005 pursuant to his Trustee Compensation Agreement that was effective January 1, 2003, as amended. The material terms of Mr. Zell’s compensation arrangements for 2006 are as follows:
1.	In or prior to March 2007, Mr. Zell shall be entitled to a long-term incentive grant of $3,250,000 of options and restricted shares. Subject to his continuing service as Equity Office’s Chairman, this long-term incentive grant of $3,250,000 will be allocated between options and restricted shares in the same ratio as approved by the Compensation Committee for the annual long-term incentive grants of options and restricted shares (not including any Performance Awards under the Strategic Long-Term Incentive Program) to Equity Office’s executive officers, utilizing the same valuation criteria described below.

2.	The number of options granted to Mr. Zell will be determined by dividing the dollar amount allocated to options by the fair market value of each option using the same valuation criteria utilized by Equity Office’s Compensation Committee in its annual employee option grants made as of the same date. The exercise price for the options granted will be the closing price of Equity Office’s common shares as listed on the NYSE on the first trading date immediately preceding the date of grant. The options will be granted for a period of ten years and will vest over a period of three years at a rate of one-third of such grant on each anniversary of the grant date, or, if different, the same vesting period determined by the Compensation Committee for the annual long-term incentive grants of options to Equity Office’s executive officers.

3.	The number of restricted shares will be determined by dividing the dollar amount allocated to restricted shares by the closing price of Equity Office’s common shares on the first trading date immediately preceding the date of grant. The restricted shares vest over a period of four years at a rate of 25% on each anniversary of the grant date, or, if different, the same vesting period determined by the Compensation Committee for the annual long-term incentive grants of restricted shares to Equity Office’s executive officers.

4.	Equity Office is not required to nominate Mr. Zell for re-election as a trustee or as Chairman of the Board, nor is Mr. Zell contractually obligated to serve if so nominated.

5.	Mr. Zell will be responsible for his own business-related expenses.

6.	If, prior to the end of 2006, Mr. Zell voluntarily resigns as a trustee of Equity Office or is involuntarily terminated as a trustee other than for cause, Mr. Zell shall receive a grant of options and restricted shares on the date such grant would have normally been made, prorated for the period of the 2006 calendar year that he served as a trustee.